UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        August 5, 2003

     BioMarin Pharmaceutical Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

371 Bel Marin Keys Boulevard, Suite 210, Novato,California	94949
(Address of principal executive offices)	(Zip Code)

 Registrant's telephone number, including area code:                                                                      (415)884-6700

Not Applicable
(Former name or former address, if changed since last report)

BioMarin Pharmaceutical Inc. (the “Company”) hereby amends and restates in their entirety Items 7 and 12 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2003, related to the Company’s investor conference call held on August 5, 2003, to provide additional information regarding the calculation of cash burn as discussed during such investor conference call. The Company updated its estimate of cash burn for the year ending December 31, 2003 as disclosed in the conference call in a press release the Company issued on September 22, 2003. Investors are advised to review this press release, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 23, 2003, for the Company’s most recent estimates of cash burn.

Item 7. Financial Statements and Exhibits.

      (a)        Financial Statements of Business Acquired.

                   Not Applicable.

      (b)        Pro Forma Financial Information.

                   Not Applicable.

    (c)          Exhibits.

99.1	Excerpted Transcript of the Company’s conference call on August 5, 2003, previously filed with the Commission on August 8, 2003 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

99.2	Transcript of the Company’s conference call on August 6, 2003, previously filed with the Commission on August 8, 2003 as Exhibit 99.2 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

Item 12. Results of Operations and Financial Condition.

        On August 5, 2003, the Company held a conference call to discuss its financial results for the quarter ended June 30, 2003. In this conference call, Management of the Company disclosed certain information that was not previously discussed in its press release issued earlier on August 5. Portions of the transcript of this conference call discussing such information is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

        Management stated that anticipated research and development expenses for the second-half of the year ending December 31, 2003 are estimated to be $50 million, and such estimate includes all operating expenses.

        Further, the Company’s Management stated that its “cash burn” (a non-GAAP financial measure) for the year ending December 31, 2003 is estimated to be between $80 and $84 million. The Company defines cash burn as the net increase (or decrease) in cash excluding the effect of capital markets financing activities and the purchase and sale of short-term investments, each as determined in accordance with generally accepted accounting principles. As of August 5, 2003, the Company estimated that total net increase in cash for the year ending December 31, 2003 would be approximately $125 million to $129 million, which included the aggregate net proceeds from its public offering of common stock, sales of common stock to an institutional investor and convertible debt offering of approximately $209 million and assumed that the net effect of the purchase and sale of short-term investments would be zero.

        The Company uses short-term investments as an investment vehicle for its cash and cash equivalents, and the distinction between cash and cash equivalents is determined based on the duration of the investment. The Company manages its cash, cash equivalents and short-term investments as a common pool. The effect on net increase (or decrease) in cash because of the purchase and sale of short-term investments is impossible to predict and does not have a material effect on the Company’s liquidity or total current assets since short-term investments are usually bonds and notes held to maturity. Therefore, for purposes of determining cash burn, the Company does not give effect to the purchase and sale of short-term investments and assumes that the net effect of the purchase and sale of short-term investments will be zero.

        The Company believes that cash burn, although a non-GAAP financial measure, provides useful information to investors by showing the net cash expended in most aspects of its activities. The Company also believes that the presentation of this non-GAAP financial measure is consistent with the Company’s past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. Any non-GAAP financial measure used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

        On August 6, 2003, the Company held a conference call to discuss certain issues as a follow-up to the August 5 conference call. In this conference call, Management of the Company disclosed certain information that was not previously discussed in its press release issued on August 5 or in the August 5 conference call. The transcript of this conference call discussing such information is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

        The information in this Current Report on Form 8-K, including the exhibits, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or in any filing under the Exchange Act, unless that filing expressly refers to specific information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation
Date: October 30, 2003	By: /s/ Louis Drapeau
Louis Drapeau Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Excerpted Transcript of the Company’s conference call on August 5, 2003, previously filed with the Commission on August 8, 2003 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

99.2*	Transcript of the Company’s conference call on August 6, 2003, previously filed with the Commission on August 8, 2003 as Exhibit 99.2 to the Company’s Current Report on Form 8-K, which is incorporated herein by reference.

*	This exhibit is furnished pursuant to Item 12 and/or Item 9 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act